Exhibit 99.1

Cognizant Technology Solutions CFO, Karen McLoughlin, Joins Best Buy Board of Directors
MINNEAPOLIS - Sept. 15, 2015 - Best Buy Co., Inc. announced today the appointment of Karen McLoughlin to its Board of Directors. McLoughlin is the chief financial officer at Cognizant Technology Solutions (Nasdaq: CTSH), a Fortune 500 company and leading provider of information technology, business process and consulting services.

McLoughlin, 50, joined Cognizant in 2003 and has spearheaded several critical transformation initiatives during her time with the company. She has been the chief financial officer since 2012, overseeing the company’s worldwide accounting and controllership, enterprise risk management, financial planning and analysis, internal audit, investor relations, tax and treasury functions.

“Karen’s knowledge of the IT services sector will be invaluable to the Board and senior management as we continue to emphasize Services as part of our Renew Blue transformation,” said Best Buy Chairman and CEO Hubert Joly. “She joined Cognizant when it was still in startup mode and, as a result, brings a combination of high-growth entrepreneurship and Fortune 500 experience. We are delighted to welcome Karen to the Board.”

“I am pleased to join the Best Buy Board of Directors and look forward to working with my colleagues in service of a company in the midst of such a remarkable business transformation,” McLoughlin said. “I have watched what Hubert and his team have been doing the past few years and am honored to be asked to play a role in all that is yet to come for this great company.”

Prior to joining Cognizant, McLoughlin spent six years at Spherion Corp. (SFN Group which was acquired by Randstadt in 2011) and three years at Ryder System Inc., where she held key financial management positions. Prior to joining Ryder, she spent six years in the South Florida practice of Price Waterhouse (now PricewaterhouseCoopers).

She earned her bachelor’s degree in economics from Wellesley College and her MBA from Columbia University.

McLoughlin joined the Best Buy Board of Directors effective Sept. 14. The Board now has 10 members.

Investor Contact:
Mollie O’Brien, 612-291-7735
mollie.obrien@bestbuy.com

Media Contact:
Amy von Walter, 612-437-5956
amy.vonwalter@bestbuy.com

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